UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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NII HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS

April 19, 2017

DEAR FELLOW STOCKHOLDERS:

You are invited to attend the 2017 Annual Meeting of Stockholders of NII Holdings, Inc., which is to be held on May 24, 2017 at 10:00 a.m. Eastern Time at NII’s U.S. headquarters located at 1875 Explorer Street, Suite 800, Reston, Virginia 20190. At the Annual Meeting, you will be asked to elect seven directors to serve a one-year term, cast an advisory vote on executive compensation and ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote by signing, dating and returning the enclosed proxy card. Also, eligible stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the enclosed proxy card or voting instruction form. Beneficial owners of shares of our common stock held in street name should follow the enclosed instructions for voting their shares. I hope you will be able to attend the Annual Meeting, but even if you cannot, please vote your shares as promptly as possible.

The proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

Thank you for your ongoing support of NII Holdings, Inc.

Sincerely,

Kevin L. Beebe
Chairman of the Board of Directors

NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, VA 20190
www.nii.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2017 at 10:00 a.m. Eastern Time
NII’s U.S. Headquarters located at 1875 Explorer Street, Suite 800, Reston, VA 20190

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (“NII”) on May 24, 2017 at 10:00 a.m. Eastern Time at NII’s U.S. headquarters, located at 1875 Explorer Street, Suite 800, Reston, Virginia 20190 (703-390-5100).

At our Annual Meeting, our stockholders will be asked to:

1.	Elect seven directors for a one-year term ending 2018;

2.	Provide an advisory vote to approve the compensation of our named executive officers;

3.	Ratify the appointment of KPMG LLP as NII’s independent registered public accounting firm for fiscal year 2017; and

4.	Transact any other business that properly comes before the Annual Meeting and any adjournments thereof.

The Board of Directors of NII recommends that you vote FOR the nominees for director; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of KPMG LLP as NII’s independent registered public accounting firm.

Only stockholders of record as of April 3, 2017 can vote at the Annual Meeting.

April 19, 2017

By Order of the Board of Directors,

Kevin L. Beebe
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 24, 2017.

The proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

4-7	GENERAL INFORMATION
8-12	CORPORATE GOVERNANCE
13-19	BOARD OF DIRECTORS
20	DIRECTOR COMPENSATION
21-22	SECURITIES OWNERSHIP
23-42	EXECUTIVE COMPENSATION
43	AUDIT INFORMATION
44	AUDIT COMMITTEE REPORT
45	PROPOSAL I ELECTION OF DIRECTOR
46	PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION
47	PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
48	STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
49	IMPORTANT INFORMATION

GENERAL INFORMATION

Time and Place of Annual Meeting	The Annual Meeting will be held on May 24, 2017 at 10:00 a.m. Eastern Time at our U.S. headquarters located at 1875 Explorer Street, Suite 800, Reston 20190, Virginia, USA.
Enclosed Materials

Enclosed are the following materials:

●the proxy statement for the Annual Meeting;
●the Company’s annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2017; and
●the proxy card or vote instruction form for the Annual Meeting.

We are providing these proxy materials in connection with the Board’s solicitation of proxies to be voted at the Annual Meeting. We commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting on or about April 19, 2017.

Management Proposals

At the Annual Meeting, stockholders will be asked to:

●elect Messrs. Kevin Beebe, James Continenza, Howard Hoffmann, Ricardo Knoepfelmacher, Christopher Rogers, Robert Schriesheim and Steven Shindler to the Board to serve for a one-year term ending 2018 (Item 1 on the proxy card);
●provide an advisory vote on the compensation of the Company’s named executive officers (Item 2 on the proxy card);
●ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2017 (Item 3 of the proxy card); and
●take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Stockholders Entitled to Vote

The holders of common stock at the close of business on April 3, 2017, or the Record Date, are entitled to receive notice of, to attend and to vote one vote per share on each matter at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of the Record Date, there were 100,776,222 shares of common stock outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the time and place of the Annual Meeting.

How to Vote	Stockholder of Record. If you are a stockholder of record (that is, stockholders who hold their shares in their own name), there are four ways to vote:

In person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card.
By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.
By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a stockholder of record and a current employee of the Company, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Beneficial Owner. If you are a beneficial owner of shares held in street name (that is, shares held in the name of a bank, broker or other holder of record), the materials were forwarded to you by the organization holding your account and there are up to four ways to vote:

In person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

Via the Internet. You may be eligible to vote by proxy via the Internet by following the instructions on the vote instruction form.
By Telephone. You may be eligible to vote by proxy by following the instructions on the vote instruction form.
By Mail. You may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

GENERAL INFORMATION

Quorum

The presence of, by person or by proxy, the holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting constitutes a quorum and is necessary for the transaction of business at the Annual Meeting.

An inspector of elections will determine the presence of a quorum and tabulate the results of the voting by stockholders at the Annual Meeting. The inspector will treat valid proxies marked abstain or proxies required to be treated as broker non-votes (which occurs when a broker has not received voting instructions on a matter and either does not vote the shares on that matter or is not entitled to vote on that matter without instruction but has voted on another matter the broker is entitled to vote on) as present for purposes of determining whether there is a quorum at the Annual Meeting.

Voting

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Effect of Not Providing Voting Instructions

Stockholder of Record. If you are a stockholder of record and you sign, date and return the enclosed proxy card but do not specify how to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments thereof.

If you are a current employee of the Company, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Beneficial Owner. If you are a beneficial owner of shares held in street name and hold your shares through a broker, bank or other financial institution, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but do not have the discretion to vote on non-routine matters such as Proposals 1 and 2. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 3 and any other routine matters properly presented for a vote at the Annual Meeting.

Vote Standard

In uncontested elections, directors are elected if they receive a majority of the votes cast for each director at the Annual Meeting. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes against a director.

Proposals 2 and 3 require the approval of a majority of the votes cast on the matter, excluding any abstentions or broker non-votes.

GENERAL INFORMATION

Broker Non-Votes and Abstentions

Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

While broker non-votes will be treated as present for purposes of determining whether there is a quorum, they will not be counted for purposes of determining the number of votes cast with respect to a particular proposal. Accordingly, a broker non-vote will be counted in order to obtain a quorum and will not be counted or otherwise affect the outcome of the vote with respect to proposals 1 and 2.

Abstentions with respect to the election of directors will not be counted as votes either “for” or “against” the director’s election. Abstentions with respect to proposals 2 and 3 will not be counted as a vote cast or otherwise affect the outcome of the vote with respect to such proposals.

Changing Your Vote

A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote. If you are a stockholder of record, you can revoke your proxy or change your vote in one of five ways:

●you can send a signed written notice of revocation to our corporate secretary at the address noted below to revoke your proxy;
●you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;
●you can vote again on a later date on the Internet or by telephone (only your latest proxy submitted prior to the Annual Meeting will be counted);
●you can attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given; or
●you can revoke your proxy in person at the Annual Meeting, but attendance at the Annual Meeting alone will not revoke any proxy that you have given previously.

If you choose either of the first three methods, we must receive the described notice or proxy no later than the beginning of the Annual Meeting. If you choose the fourth or fifth methods, you will be asked to present documents for the purpose of establishing your identity as a NII Holdings’ stockholder. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 1875 Explorer Street, Suite 800, Reston, Virginia 20190, Attention: General Counsel. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our General Counsel before a vote is taken. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter.

If you are a stockholder of record and a current employee of the Company, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

GENERAL INFORMATION

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting and can be accessed on the investor relations area of our website at www.nii.com.

Householding

In an effort to reduce the Company’s printing and mailing costs, as well as minimizing the environmental impact of the Company’s annual meetings, the Company will deliver a single copy of the proxy materials to multiple stockholders who share the same address unless the Company has received instructions to the contrary from one or more of the stockholders at that address. You may request a separate copy of the proxy materials by writing or calling the Company at the following address and telephone number:

Investor Relations
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia, 20190
(703) 547-5209

Stockholders who hold shares in street name may contact the organization holding their account to request information about householding.

Cost of Solicitation	The cost of soliciting proxies for the Annual Meeting will be borne by the Company. We have hired Broadridge Financial Solutions, Inc. (“Broadridge”) to help us send out the proxy materials and expect Broadridge’s fee for this service to be about $20,000. While we do not expect to incur additional solicitation expenses, the Company may incur additional expenses in order to encourage voting on a particular matter. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Every stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Annual Meeting in person.

CORPORATE GOVERNANCE

INTRODUCTION

We are committed to effective corporate governance and high ethical standards because we believe that these values support our long-term performance. Under our current governance framework, the Board, working with senior management and our stockholders, has implemented the following corporate governance practices to support our values:

Corporate Governance

●	71% Independent Board
●	Independent Chair
●	Independent Audit and Compensation Committees

Stockholder Rights

●	Declassified Board in 2017
●	Majority Voting for Directors
●	Stockholder Right to Call Special Meeting

CORPORATE GOVERNANCE FRAMEWORK

The Board is responsible for the oversight of management on behalf of our stockholders, and the Board accomplishes this function acting directly and through its committees. Directors discharge their duties at Board and committee meetings and also through telephone contact and other communications with management and others regarding matters of concern and interest to the Company. In accordance with our policies, our corporate governance is managed under the following structure, details of the roles and responsibilities of each of these elements are outlined further below:

INDEPENDENT BOARD CHAIR

We have an independent Chair of the Board who presides over meetings of the Board of Directors and annual meetings of stockholders and serves as a liaison between the Board of Directors and senior management. Our leadership structure ensures a strong role for the independent directors in the oversight of the Company and in establishing priorities and procedures for the work of the Board. The Board recognizes that there is no single generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.

CORPORATE GOVERNANCE

BOARD COMMITTEES

The specific roles and responsibilities of the Board’s committees are delineated in written charters adopted by the Board for each committee and are reviewed annually by the Corporate Governance and Nominating Committee in accordance with our Corporate Governance Guidelines. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.

Each member of the Audit Committee and Compensation Committee is independent in accordance with the NASDAQ Stock Market (“NASDAQ”) listing rules and the Securities Exchange Act of 1934, as amended, as applicable.

One member of the Corporate Governance and Nominating Committee is not independent. The Board considered the relationship with RK Partners Assessoria Financeira e Gestão de Recursos Ltda (“RK Partners”) described below in “Certain Relationships and Related Transactions” and determined that Mr. Knoepfelmacher does not meet the independence standards of the NASDAQ listing rules and the Securities Exchange Act of 1934, as amended. Nonetheless, the Board, relying on the exception included in NASDAQ listing rule 5605(e)(3) as well as on the Corporate Governance and Nominating Committee charter, considered Mr. Knoepfelmacher’s background and experience and determined that, given Mr. Knoepfelmacher’s ability to provide substantial insight and guidance on potential director nominees and succession planning, his membership on the Corporate Governance and Nominating Committee is required in the best interests of the Company and its stockholders.

Below is a summary of the primary responsibilities of each committee.

Audit:	●	Oversight of the quality and integrity of our financial statements and related disclosures, and our accounting, auditing, and reporting practices.
	●	Review of our processes to manage financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements.
	●	Appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to prepare and issue audit reports on our financial statements.
	●	Oversight of our internal audit function.
Compensation:	●	Review and approve our annual executive compensation and executive compensation program and philosophy.
	●	Oversee the administration of our equity-based compensation and other benefit plans and the compensation programs and philosophy for non-executive employees.
	●	Approve grants of stock options and stock awards to directors, officers and employees under our stock plan.
Corporate Governance and Nominating:	●	Promote the effective and efficient governance of the Company, including the development and periodic assessment of ethics and corporate governance policies.
	●	Assist the Board in the oversight of management succession planning.
	●	Oversee the Board and committee annual evaluation process.
	●	Develop qualifications for director candidates and recommend to the Board persons to serve as directors and as members of the Board’s committees.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

We manage our business and affairs in accordance with the Delaware General Corporation Law and a number of key governance documents, including our Corporate Governance Guidelines, Amended and Restated Certificate, Fifth Amended and Restated Bylaws, Code of Conduct and Business Ethics, and Board Committee Charters. Our Board reevaluates our policies and practices on an ongoing basis to ensure high standards of business conduct that facilitate the Board’s execution of its responsibilities. Additional information is provided below regarding key corporate governance and ethics policies and practices that we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our stockholders.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NASDAQ listing rules and the Securities Exchange Act of 1934, as amended. On March 7, 2017, the Board determined that the following five of its seven current members (71%) are independent: Kevin L. Beebe (Chair), James V. Continenza, Howard S. Hoffmann, Christopher T. Rogers and Robert A. Schriesheim. In making that determination, the Board considered Mr. Shindler’s employment as chief executive officer of the Company and the relationship between Mr. Knoepfelmacher and RK Partners described below in “Certain Relationships and Related Transactions.” The Audit Committee and the Compensation Committee are comprised entirely of independent directors.

RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of the risks that the Company faces in its business. Our Corporate Governance Guidelines set forth the responsibilities of our Board, including the Board’s oversight of the Company’s risk assessment and risk audit functions and provides for specific actions to mitigate certain risks. The Board regularly reviews information regarding the Company’s results of operations and any related trends and other factors contributing to or affecting those results, long range strategy, financial reporting systems and processes, and access to capital and liquidity, as well as the risks associated with these aspects of the Company’s business. The Company’s Code of Conduct and Business Ethics establishes standards of conduct for employees that are designed to mitigate risks associated with the Company’s and its employees’ compliance with legal requirements, foster ethical conduct by employees in dealing with the Company and others, and protect company assets. The Company requires that all employees receive annual training relating to the Code of Conduct and Business Ethics and related policies in order to ensure that employees are familiar with those standards of conduct and to mitigate the risks associated with employees’ failure to meet those standards.

In addition, each of the committees of the Board is involved in the assessment of risks relevant to their area of responsibility and the implementation of actions designed to address or mitigate those risks. The types of risks that are considered by the committees and some of the actions taken to address those risks include:

Audit:	●	Risks related to the Company’s tax, accounting, financial reporting systems and processes, internal controls, and its legal and regulatory compliance.
	●	The committee holds regular meetings with our independent registered public accounting firm, principal accounting officer, vice president of internal audit, chief financial officer, general counsel and management to discuss the risks faced by the Company and the actions being taken to mitigate those risks.
Compensation:	●	Risks relating to the Company’s compensation and benefit programs.
●

Historically, the committee retains an independent compensation consultant to assist it in satisfying its oversight responsibilities and to ensure that the compensation and benefit programs are designed in a manner that aligns the compensation of executives and other employees with the interests of the Company and its stockholders. In 2016, the Compensation Committee did not utilize the services of an independent compensation consultant given the determination that no changes would be made to executive officer compensation for 2016 and no equity grants would be provided.

Corporate Governance and Nominating:	●	Risks related to the Company’s corporate governance and management.
●

The committee reviews, and implements changes to, the Company’s policies relating to corporate governance, ethics and related processes; assists the Board in management succession planning; and selects and recommends individuals nominated to our Board in an effort to ensure that a majority of the members of the Board are independent and have appropriate time, skills and experiences necessary to assist the Board in its oversight role.

In addition, the Company’s internal audit group, which reports directly to the chairman of the Audit Committee through the vice president of internal audit, prepares an annual risk assessment that includes a review of risks related to the Company’s operations and processes, market and business environment, as well as risks relating to the availability and reliability of information used by management in its decision making. Based on this risk assessment, the internal audit group makes a

CORPORATE GOVERNANCE

recommendation to the Audit Committee concerning an annual internal audit plan that identifies the business activities and processes that will be reviewed and analyzed by the internal audit group during the year. The Audit Committee approves the risk assessment and annual internal audit plan to be carried out by the internal audit group and receives detailed reports concerning the results of each review, including recommendations made to address risks that are identified and actions taken by management with respect to those recommendations. The Audit Committee also receives quarterly updates concerning the status and outcome of the reviews conducted by the internal audit group pursuant to the annual review plan and the status of actions taken by management to mitigate risks identified in the reviews.

While each of the committees of our Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through management and committee reports about risks, our risk assessment and the internal audit group’s annual review plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Corporate Governance Guidelines require that the Audit Committee review and approve or ratify transactions involving the Company and related persons (such as the Company’s officers, directors, family members of the officers and directors and other related parties) in accordance with the requirements of NASDAQ. In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including, as applicable, the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where the transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board. In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

The Audit Committee has reviewed and approved an agreement dated October 27, 2016 between the Company’s subsidiary, Nextel Telecomunicações Ltda (“Nextel Brazil”) and RK Partners, a financial and operational restructuring advisory firm for which Ricardo Knoepfelmacher, a director of the Company, serves as the Managing Partner, for advice relating to the restructuring of the Company’s outstanding debt. In 2016, Nextel Brazil paid RK Partners an engagement fee (the “Engagement Fee”) of R$1,027,367, or $294,366 based on the average exchange rate of 3.4901 Brazilian Reais to 1.00 U.S. Dollar for the year ended December 31, 2016 (the “Average Exchange Rate”). The agreement provides for fixed monthly payments of R$330,000, or $94,553 based on the Average Exchange Rate (the “Retainer Fee”), and Retainer Fees of R$339,031, or $97,141 based on the Average Exchange Rate, were paid to RK Partners in connection with this agreement in 2016. RK Partners is also entitled to a potential success fee in the aggregate amount of R$12,000,000, or $3,438,297 based on the Average Exchange Rate; provided, however, that 50% of the Engagement Fee and 50% of the Retainer Fees will be deducted from the total amount due to RK Partners in connection with any success fee. The Company expects Nextel Brazil will pay more than $120,000 to RK Partners in 2017. Due to this transaction, the Board has determined that Mr. Knoepfelmacher does not meet the independence standards of the NASDAQ listing rules and the Securities Exchange Act of 1934, as amended.

CODE OF CONDUCT AND BUSINESS ETHICS

The Company’s Code of Conduct and Business Ethics covers our directors, officers and employees, including the directors, officers and employees of our operating subsidiaries in Brazil. The Code of Conduct and Business Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Company requires that all employees receive annual training relating to the Code of Conduct and Business Ethics and related policies in order to ensure that employees are familiar with those standards of conduct.

Only the Board or the Audit Committee may consider a waiver of the Code of Conduct and Business Ethics for an executive officer or director. If a provision of the Code of Conduct and Business Ethics is materially modified, or if a waiver of the Code of Conduct and Business Ethics is granted to a director or executive officer, we will post a notice of such action on the Investor Relations link of our website at www.nii.com. No such waivers were granted during 2016.

CORPORATE GOVERNANCE

HEDGING, SHORT SALE AND PLEDGING POLICIES

Historically, the Company has discouraged its employees from engaging in short sales, hedging transactions, transactions involving publicly traded options and pledging involving the Company’s securities. In 2012, the Board adopted a policy prohibiting all employees (including executive officers and directors) from engaging in any transaction involving our common stock that may be viewed as speculative, including buying or selling puts, calls or options, short sales, hedging transactions or purchases of our common stock on margin.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

AVAILABILITY OF GOVERNANCE INFORMATION

Our governance documents, including the charters of the Audit, Compensation, and Corporate Governance and Nominating Committees may be viewed free of charge on the Investor Relations link of our website at www.nii.com. The charters and our Code of Conduct and Business Ethics may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, Suite 800, Reston, Virginia 20190, Attention: Investor Relations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

As provided for in our Corporate Governance Guidelines, stockholders may communicate directly with the Board by electronic mail sent to boardinquiries@nii.com or by regular mail sent to the address below. The Board has instructed the Board Communications Designee to examine incoming communications to determine whether the communications are relevant to the Board’s roles and responsibilities. The Board has authorized the Board Communications Designee to disregard or discard inappropriate communications such as spam, business solicitations or advertisements, resumes or similar communications. The Board Communications Designee will forward any service inquiries or complaints to the appropriate groups within the Company for processing and response.

The Board Communications Designee will review all appropriate communications and report such communications to the chair of the Corporate Governance and Nominating Committee, the Board, or the independent directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred promptly to members of the Audit Committee. Stockholder communications to the Board should be sent to:

Shana C. Smith
Board Communications Designee
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190

BOARD OF DIRECTORS

GENERAL

Our Board consists of seven directors. Each of the directors of the Board was appointed in connection with our plan of reorganization, which became effective on our emergence from our Chapter 11 bankruptcy proceedings on June 26, 2015, and determined to be qualified to serve on the Board by The Capital Group Companies, Inc. (“Capital Group”), Aurelius Capital Management, LP (“Aurelius”) and the informal group of holders of notes issued by NII International Telecom (the “LuxCo Group”), the creditors who had the right to make the appointments. Pursuant to the plan of reorganization, our chief executive officer, who was a member of our board of directors and our chief executive officer when we filed a voluntary petition seeking relief under Chapter 11 of the U.S. Bankruptcy Code in September 2014, was appointed to our Board of Directors. In addition, Capital Group designated three of our directors, Aurelius designated one director and the LuxCo Group designated two of our directors that comprise our current seven-member Board. The term for all of our directors expires at the 2017 Annual Meeting of Stockholders and all directors are elected annually.

Each of our directors brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including:

●	experience in senior executive positions in the telecommunications and other industries and service on the board of directors of other companies, including telecommunications companies;
●

experience in key management and operating roles for large, complex organizations, including technology and manufacturing companies, operators of wireless networks, retailers and companies with international operations and, specifically, operations in Latin America;

●	experience serving on other public company boards, including serving on audit, compensation and other committees responsible for oversight of corporate governance and related issues; and
●

experience in financing, capital markets and strategic transactions, including as executives of public companies with responsibility for capital planning and fundraising; as executives of investment banks and other financial institutions, including investment funds and private equity investment firms; and as investment fund managers.

The Corporate Governance and Nominating Committee and the Board believe that these and the other skills and experiences brought to the Board by its members position the Board to be able to fulfill its oversight role and to evaluate and advise management with respect to a wide variety of matters faced by the Company in its business. We have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on our Board as part of the directors’ biographies below.

BOARD OF DIRECTORS

DIRECTOR NOMINATION PROCEDURES

In evaluating a director candidate, each of the Corporate Governance and Nominating Committee and the Board consider factors that it believes are in the best interests of the Company and its stockholders. In addition, the Corporate Governance and Nominating Committee has adopted guidelines for the evaluation of potential director nominees. These guidelines set forth standards by which potential nominees for election to our Board will be evaluated and include:

●	the prospective nominee’s professional skills and experience;
●	the ability of the prospective nominee to represent the interests of our stockholders;
●	the prospective nominee’s reputation, standards of integrity, commitment and independence of thought and judgment;
●	the prospective nominee’s independence from our company under the NASDAQ listing rules, and, as applicable, the standards for independence established by the SEC;
●

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a director, taking into account, among other things, the prospective nominee’s service on other public company boards; and

●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

While we do not have a formal diversity policy, the Corporate Governance and Nominating Committee considers diversity of talents, skills and expertise in evaluating potential nominees. In addition, from time to time, the Corporate Governance and Nominating Committee retains third-party search firms to identify qualified director candidates and to assist the committee in evaluating candidates that have been identified by others.

It is the policy of the Corporate Governance and Nominating Committee to consider candidates recommended by stockholders. Any stockholder who would like to suggest or recommend a person for the Board’s consideration as a director candidate may do so at any time by writing to the corporate secretary at the address below. A stockholder wishing to formally nominate a person for election as a director must comply with the advance notice provisions in the Company’s Fifth Amended and Restated Bylaws. Generally these provisions require that the corporate secretary receive notice of the nomination not less than 75 calendar days prior to the anniversary of the date for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, business and residential address, principal occupation or employment, class, series and number of securities of the Company owned by such person, the date or dates the securities were acquired, any other information relating to such person that is required to be disclosed in solicitation for proxies or election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and a representation that such person meets the qualifications to serve as a director of the Company. The notice must include a completed director questionnaire, which is available from the corporate secretary of the Company, and the nominee’s signed consent to serve as a director if elected. The notice must also set forth, among other things, the name and address of, and the number of our common shares owned by, the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other stockholders believed to be supporting such nominee, and a description of any material relationships between the stockholder giving the notice and any other stockholders and the proposed nominee. Additional details regarding the process to be followed by stockholders wishing to nominate a person for election as a director are included in the Company’s Fifth Amended and Restated Bylaws, which are available on the Investor Relations page of our website at www.nii.com. Stockholder recommendations and formal nominations should be sent to:

Shana C. Smith
General Counsel and Corporate Secretary
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190

BOARD OF DIRECTORS

SUMMARY OF QUALIFICATIONS

Below is a summary of certain of the qualifications of the members of our Board that, among other things, led the Corporate Governance and Nominating Committee to conclude that each director is qualified to serve on the Board. Please review the biographies of our Board below.

	Beebe	Continenza	Hoffmann	Knoepfelmacher	Rogers	Schriesheim	Shindler
Senior executive experience in
large, complex organizations	x	x		x	x	x	x
Telecommunications experience	x	x	x	x	x	x	x
Diverse experience in
multiple industries	x	x	x	x	x	x
Experience in Brazil or
similar Latin American or
emerging markets	x	x	x	x	x	x	x
Service on the board of other
public companies	x	x			x	x
Managerial experience
evaluating risks	x	x	x	x	x	x	x
Experience in financial and capital
markets and strategic transactions	x		x	x	x	x	x

DIRECTOR BIOGRAPHIES

DIRECTORS STANDING FOR REELECTION — TO HOLD OFFICE UNTIL 2018

Steven M. Shindler
Chief Executive Officer, NII Holdings, Inc.

Non-Independent

Age 54
Director Since 1997
Committees
●None

Mr. Shindler has served as Chief Executive Officer of NII Holdings since December 2012 and has served as a director since 1997 (including as Chairman of the Board from 2002 to 2013). Prior to his most recent appointment as Chief Executive Officer, Mr. Shindler served as Executive Chairman of NII Holdings from February 2008 to July 2012 and as Chief Executive Officer from 2000 until February 2008. Mr. Shindler also served as Executive Vice President and Chief Financial Officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where he was a managing director in its communications finance group.

BOARD OF DIRECTORS

Kevin L. Beebe
Chair of the Board, NII Holdings, Inc.

President and Chief Executive Officer, 2BPartners, LLC

Independent

Age 58
Director Since 2010
Committees
●Audit

Mr. Beebe has served as a director since 2010 and has served as Chair of the Board since 2013. Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity clients, investors and management, since November 2007. He is also a founder and senior operating partner of Astra Capital, a private equity firm focused on providing capital to technology and telecom companies, since 2014. Previously, he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. Mr. Beebe also serves as a director for Skyworks Solutions, Inc., a semiconductor and wireless handset chip supplier, and SBA Communications Corporation, a provider of wireless and broadcast communications infrastructure.

James V. Continenza
Chairman and Chief Executive Officer, TBC Holdings I, Inc.

Independent

Age 54
Director Since 2015
Committees
●Compensation ●Corporate Governance and Nominating

Mr. Continenza has been the Chairman and Chief Executive Officer of TBC Holdings I, Inc., the parent company of The Berry Company, LLC, a holding company created to acquire and manage various advertising, marketing and technology companies, since 2012. Prior to joining The Berry Company, Mr. Continenza served as President of STi Prepaid, LLC, a telecommunications company, from 2010 to 2011. Prior to that, Mr. Continenza served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers; President and Chief Executive Officer of Teligent, Inc., a provider of communications services including voice, data, and internet access; Director of Arch Wireless, Inc., a wireless services provider; and as President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment. In addition, Mr. Continenza currently serves as a director and chair of the boards of Eastman Kodak Company, a provider of imaging products and services, Neff Corp., a company that provides construction equipment and tool rental, and Tembec Inc., a forest products company.

BOARD OF DIRECTORS

Howard S. Hoffmann
Managing Partner, De Novo Perspectives

Independent

Age 62
Director Since 2015
Committees
●Audit ●Compensation

Mr. Hoffmann has served as a Managing Partner at De Novo Perspectives, a professional services firm specializing in financial and operational performance improvement, crisis and litigation management, investor and creditor advisory services, and corporate turnaround and restructuring advisory services, since 2008. From 2001 to 2012, Mr. Hoffmann served as a Managing Partner at Nightingale & Associates, LLC, a consulting firm providing financial, business advisory and management services. Mr. Hoffmann also currently serves as Chief Executive Officer of Extend Resources LLC, a business and legal solutions company, Executive Director at Hickey Smith LLP, a multi-state law firm, Executive Director of American Discovery Limited, a business process outsourcing company, and as Vice President of Evolution Pharmacy Services, Inc., a pharmacy services company.

Ricardo Knoepfelmacher
Managing Partner, RK Partners

Non-Independent

Age 51
Director Since 2013
Committees
●Corporate Governance and Nominating

Mr. Knoepfelmacher has served on our Board since 2013. Mr. Knoepfelmacher co-founded RK Partners, formerly known as Angra Partners Turnaround, a financial and operational restructuring and turnaround advisory firm, in 2003 and is currently a Managing Partner of the firm. Prior to his service as Managing Partner at RK Partners, Mr. Knoepfelmacher served as Chief Executive Officer of Brasil Telecom from 2005 to 2009 and Chief Executive Officer of Pegasus Telecom from 2000 to 2002. He also worked for Citibank and McKinsey & Company before starting his first company, MGDK & Associados, a restructuring and consulting firm.

BOARD OF DIRECTORS

Christopher T. Rogers
General Partner, Lumia Capital

Independent

Age 58
Director Since 2015
Committees
●Compensation ●Corporate Governance and Nominating

Mr. Rogers has been a General Partner at Lumia Capital since 2013. From 1991 until 2012, Mr. Rogers held various executive positions with Sprint Corporation and Nextel Communications, Inc. Most recently, Mr. Rogers served as Senior Vice President, Corporate Development and Spectrum, at Sprint, where he oversaw mergers, acquisitions, divestitures, equity investments and joint ventures and was responsible for management and oversight of wireless spectrum licenses and Sprint’s portfolio of emerging technology investments. Mr. Rogers serves as a director of Digital Turbine, Inc., a provider of mobile products that enable the monetization of mobile content.

Robert A. Schriesheim
Executive Vice President and Chief Financial Officer, Sears Holdings Corporation

Independent

Age 56
Director Since 2015
Committees
●Audit

Mr. Schriesheim served as the Executive Vice President and Chief Financial Officer of Sears Holdings Corporation from August 2011 to October 2016. Prior to that, Mr. Schriesheim served as Chief Financial Officer of Hewitt Associates, Inc., a global human resources consulting and outsourcing company, from January 2010 to October 2010. From October 2006 to January 2010, he served as Executive Vice President and Chief Financial Officer of Lawson Software, Inc., an ERP software provider. Prior to joining Lawson Software, Mr. Schriesheim held executive positions at ARCH Development Partners, Global TeleSystems, SBC Equity Partners, Ameritech, AC Nielsen and Brooke Group Ltd. Mr. Schriesheim currently serves as a director of Houlihan Lokey, Inc., a global investment bank, where he serves as the chair of the audit committee and as a member of the compensation committee. Mr. Schriesheim also serves as a director of Skyworks Solutions, Inc., a semiconductor and wireless handset chip supplier, where he is the chair of the audit committee.

BOARD OF DIRECTORS

BOARD AND COMMITTEE MEMBERSHIP AND ATTENDANCE

MEETING ATTENDANCE

The current Board and its committees were appointed on June 26, 2015, and during 2016 the current Board held eight regularly scheduled and eleven additional meetings, with the members of the Board attending 100% of the regularly scheduled meetings and 96% of the additional meetings, for an aggregate Board meeting attendance of 98%. The aggregate attendance for Audit Committee meetings was 100%, for Compensation Committee meetings was 92% and for Corporate Governance and Nominating Committee meetings was 100%. In addition to attending formal meetings, directors also fulfilled their responsibilities in 2016 by meeting informally on a regular basis, through informal and regular meetings with management and legal and financial advisors.

COMMITTEE MEMBERSHIP

The standing committees of the Board are the Audit, Compensation and Corporate Governance and Nominating Committees. Current membership of the Board and each standing committee and the number of formal meetings of the Board and each standing committee since January 1, 2016 was as follows:

Name		Board	Audit	Compensation(1)	Corporate Governance and Nominating
Steven Shindler		•
Kevin Beebe	I, A	C	•
James Continenza	I	•		•	C
Howard Hoffmann	I, A	•	•	•
Ricardo Knoepfelmacher		•			•
Christopher Rogers	I	•		C	•
Robert Schriesheim	I, A	•	C
TOTAL NUMBER OF MEETINGS IN 2016		19	9(2)	5	3

I: Independent	A: Audit Committee Financial Expert	C: Chair

(1)	In connection with the Company’s engagement of RK Partners, on October 25, 2016 Mr. Knoepfelmacher stepped down from the Compensation Committee, and the Board appointed Mr. Hoffmann to serve as a member of the Compensation Committee.
(2)	During 2016, the Audit Committee also held meetings with KPMG LLP, our independent registered public accounting firm, without employees present, and meetings with our vice president of internal audit.

EXECUTIVE SESSIONS OF THE BOARD

As required by our Corporate Governance Guidelines, it is the practice of our Board to have executive sessions where non-employee directors other than Mr. Shindler meet to discuss matters of interest and concern. Executive sessions are held in conjunction with regularly scheduled meetings of the Board and at such other times as the Chair or independent members of the Board determine necessary. During executive sessions, the directors occasionally meet with and question our employees outside the presence of employee directors and other members of management and with their outside legal counsel.

DIRECTOR COMPENSATION

FEES PAYABLE TO NON-EMPLOYEE DIRECTORS

Each of our non-employee directors receives an annual retainer for serving on the Board. In addition, our non-employee directors receive additional fees for their service on committees. Our director compensation for 2016 consisted of the following components:

Board:
Annual Retainer	$70,000
Annual Non-Executive Chairman	$45,000

Committees:
Committee Chairs	$5,000
Audit Committee	$25,000
Compensation Committee	$20,000
Corporate Governance and Nominating Committee	$15,000

We pay all retainers in arrears in quarterly installments. We also reimburse directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other related expenses. We do not provide any additional compensation to employees who serve as a director or a committee member in periods in which they are also employees.

DIRECTOR COMPENSATION TABLE

In the table and discussion below, we summarize the compensation paid to our non-employee directors.

DIRECTOR COMPENSATION FISCAL YEAR 2016

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Kevin Beebe	140,000	—	140,000
James Continenza	110,000	—	110,000
Howard Hoffmann	98,611	—	98,611
Ricardo Knoepfelmacher	101,389	—	101,389
Christopher Rogers	110,000	—	110,000
Robert Schriesheim	100,000	—	100,000

(1)	The compensation information for Mr. Shindler, our chief executive officer, is included in the Summary Compensation Table.
(2)	In light of the Company’s recent results, current stock price and available equity share pool, no equity grants were made in 2016.

SECURITIES OWNERSHIP

SECURITIES OWNERSHIP OF DIRECTORS AND MANAGEMENT

In the table and the related footnotes below, we list the amount and percentage of shares of our common stock that are deemed under the rules of the SEC to be beneficially owned on April 3, 2017 by:

●	each person who served as one of our directors as of that date;
●	each of the named executive officers; and
●	all directors and executive officers as a group.

	Shares Covered by
Name of Beneficial Owner	Shares Beneficially Owned(1) and Vested Options(2)		Unvested Restricted Stock(3)	Percent of Class(4)
Kevin Beebe	11,607	(5)	—	*
Howard Hoffmann	11,607	(5)	—	*
James Continenza	11,607	(5)	—	*
Ricardo Knoepfelmacher	11,607	(5)	—	*
Christopher Rogers	11,607	(5)	—	*
Robert Schriesheim	11,607	(5)	—	*
Steven Shindler	167,509	(6)	98,333	*
Daniel Freiman	34,076	(7)	19,344	*
Francisco Valim	246,746	(8)	152,207	*
Shana Smith	34,076	(7)	19,344	*
All directors and executive officers as a group (10 persons)	552,049		289,228	*

*	Indicates ownership of less than 1%
(1)	None of the listed individuals have options or restricted stock vesting within 60 days of April 3, 2017. This column does not include shares of unvested restricted common stock that have voting rights prior to vesting, which are reflected in the second column in the table.
(2)	All vested options had an option exercise price above the closing price of our common stock on the NASDAQ stock market of $2.15 on December 30, 2016.
(3)	Indicates shares of unvested restricted common stock that have voting rights prior to vesting.
(4)	Based on the total amount of shares reflected in columns one and two and 100,776,222 shares of common stock issued and outstanding on April 3, 2017.
(5)	Common stock currently owned.
(6)	Includes 25,714 shares of common stock currently owned and 141,795 shares of common stock issuable upon exercise of options that are fully vested and exercisable.
(7)	Includes 6,181 shares of common stock currently owned and 27,895 shares of common stock issuable upon exercise of options that are fully vested and exercisable.
(8)	Includes 55,175 shares of common stock currently owned and 191,571 shares of common stock issuable upon exercise of options that are fully vested and exercisable.

SECURITIES OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, 4 and 5 furnished to us under Rule 16a-3(e) during 2016, and written representations of our directors and executive officers that no additional filings were required, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

PRINCIPAL STOCKHOLDERS

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of April 3, 2017, the Record Date for the Annual Meeting.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Capital World Investors(2)
333 South Hope Street
Los Angeles, CA 90071	18,246,988	18.1%
Vanguard World Funds(3)
100 Vanguard Blvd.
Malvern, PA 19355	11,954,617	11.9%
BlackRock, Inc.(4)
55 East 52nd Street
New York, NY 10055	11,585,299	11.5%
The Vanguard Group(5)
100 Vanguard Blvd.
Malvern, PA 19355	10,326,031	10.2%
Aurelius Capital Management, LP(6)
535 Madison Avenue, 22nd Floor,
New York, NY 10022	7,955,623	7.9%

(1)	Based on 100,776,222 shares of common stock issued and outstanding on April 3, 2017.
(2)	According to a Schedule 13G/A filed with the SEC on March 10, 2017, Capital World Investors has sole voting and dispositive power with respect to 18,246,988 shares of our common stock.
(3)	According to a Schedule 13G/A filed with the SEC on March 10, 2017, Vanguard World Funds has sole voting power with respect to 11,954,617 shares of our common stock.
(4)	According to a Schedule 13G/A filed with the SEC on January 17, 2017, BlackRock, Inc. beneficially owns 11,585,299 shares of our common stock, including sole voting power with respect to 11,425,207 shares, sole dispositive power with respect to 11,564,846 shares and shared dispositive power with respect to 20,453 shares.
(5)	According to a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group beneficially owns 10,326,031 shares of our common stock, including sole voting power with respect to 78,532 shares, shared voting power with respect to 2,309 shares, sole dispositive power with respect to 10,245,190 shares and shared dispositive power with respect to 80,841 shares.
(6)	According to a Schedule 13D/A filed with the SEC on June 1, 2016, Aurelius Capital Management, LP has shared voting and dispositive power with respect to 7,955,623 shares of our common stock.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for the development, oversight and implementation of our compensation program for executive officers and is committed to a philosophy that links a significant portion of each executive’s compensation to performance.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our proxy statement for the 2017 Annual Meeting of Stockholders.

Compensation Committee

Christopher T. Rogers, Chairman
James V. Continenza
Howard S. Hoffmann

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis provides the principles, objectives, structure, analysis and determinations of the Compensation Committee with respect to the 2016 compensation of the following named executive officers:

●	Steven M. Shindler, Chief Executive Officer
●	Daniel E. Freiman, Vice President, Chief Financial Officer
●	Francisco Tosta Valim Filho, President and Legal Representative, Nextel Brazil(1)
●	Shana C. Smith, Vice President, General Counsel and Corporate Secretary

(1)	Mr. Valim is employed by Nextel Telecomunicações Ltda., our wholly owned subsidiary, which we refer to as Nextel Brazil. In 2016, Mr. Valim’s salary and annual bonus were paid in Brazilian Reais. The compensation amounts provided in this Compensation Discussion and Analysis and disclosed in the Summary Compensation Table are based on the average exchange rate for the year ended December 31, 2016, which was 3.4901 Brazilian Reais to 1.00 U.S. Dollar.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICER BIOGRAPHIES

EXECUTIVE OFFICERS

There is no family relationship between any of our executive officers or between any of these officers and any of our directors.

Steven M. Shindler
Chief Executive Officer, NII Holdings, Inc.

Age 54

Mr. Shindler has served as Chief Executive Officer of NII Holdings since December 2012 and has served as a director since 1997 (including as Chairman of the Board from 2002 to 2013). Prior to his most recent appointment as Chief Executive Officer, Mr. Shindler served as Executive Chairman of NII Holdings from February 2008 to July 2012 and as Chief Executive Officer from 2000 until February 2008. Mr. Shindler also served as Executive Vice President and Chief Financial Officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where he was a managing director in its communications finance group.

Daniel E. Freiman
Vice President, Chief Financial Officer, NII Holdings, Inc.

Age 45

Mr. Freiman has served as Vice President, Chief Financial Officer of NII Holdings since September 2015. Prior to September 2015, Mr. Freiman served as Treasurer, Vice President of Corporate Development and Investor Relations of NII Holdings since 2009. From 2005 to 2008, Mr. Freiman served as Vice President and Controller of NII Holdings. Prior to joining NII Holdings, Mr. Freiman was with PricewaterhouseCoopers.

Francisco Tosta Valim Filho
President and Legal Representative, Nextel Brazil

Age 53

Mr. Valim has served as President and Legal Representative of Nextel Brazil since August 2015. Prior to joining Nextel Brazil in August 2015, Mr. Valim served as Chief Executive Officer of Via Varejo S.A., an electronics and furniture retailer in Latin America from August 2013 until April 2014. Prior to that, Mr. Valim served as Chief Executive Officer of Oi S.A., a telecommunications operator in Brazil, from August 2011 until January 2013. From January 2008 to July 2011, Mr. Valim was the Chief Executive Officer of Experian UK, EMEA and LATAM, a division of Experian plc, a credit reference company.

Shana C. Smith
Vice President, General Counsel and Corporate Secretary, NII Holdings, Inc.

Age 44

Mrs. Smith has served as Vice President, General Counsel and Corporate Secretary of NII Holdings since September 2015. Prior to September 2015, Mrs. Smith served as Vice President, Deputy General Counsel and Corporate Secretary of NII Holdings since 2011 and as Corporate Counsel and Assistant Secretary from 2009 to 2011. Prior to joining NII Holdings, Mrs. Smith served as Corporate Counsel of Sprint Nextel Corporation and was previously a corporate associate with the law firm of Fried, Frank, Harris, Shriver and Jacobson.

EXECUTIVE COMPENSATION

COMPENSATION OBJECTIVES AND PHILOSOPHY

Our executive compensation program is designed to provide competitive compensation that is substantially linked to our performance and aligned with long-term stockholder interests. The Compensation Committee’s primary objective in designing our compensation program is to recruit and retain the high caliber executive officers and employees necessary to deliver strong and consistent performance to our stockholders, customers and communities in which we operate. Within this framework, the Compensation Committee has developed a compensation program that incorporates salary and benefits that allow us to retain and motivate our executive officers, short-term incentives that challenge our executive officers to achieve our financial and operational goals, and long-term incentives that link our executives’ risks and rewards with those of our stakeholders.

2017 EXECUTIVE OFFICER COMPENSATION

In March 2017, the Compensation Committee determined that given the current state of the business and the Company’s focus on liquidity, no changes other than a 3.5% cost of living increase on base salary for Mr. Freiman and Mrs. Smith would be made to executive officer compensation for 2017. In addition, in light of the Company’s recent results, current stock price and available equity share pool, the Compensation Committee determined that no equity grants would be made in 2017 to current employees.

2016 TARGET TOTAL DIRECT COMPENSATION

During our Chapter 11 bankruptcy proceedings, changes to the compensation of key executives, including our named executive officers, were not permitted without the approval of the bankruptcy court and no changes were made to the compensation of our named executive officers during our bankruptcy proceedings other than the implementation of a key employee incentive plan that provided for a potential incentive bonus payment should the Company and its subsidiaries successfully emerge from bankruptcy within specified time frames and/or if a sale transaction meeting specified enterprise values was completed. In June and August 2015, following our emergence from bankruptcy and in connection with the restructuring of our executive team, the Compensation Committee approved our executive compensation program for executive officers expected to remain with the Company, which included base salary, short-term incentives and long-term emergence grants. In February 2016, the Compensation Committee decided that no changes would be made to executive officer compensation for 2016 given the tenure of most of the executive officers. Likewise, in light of the Company’s results, stock price and available equity share pool, the Compensation Committee determined that no equity grants would be made to current employees in 2016. No other changes were made to our executive compensation program in 2016 in consideration of the results of the non-binding advisory stockholder vote on the compensation program for our named executive officers held at our 2016 Annual Meeting of Stockholders.

In 2016, the elements of our executive compensation program included:

●	Base Salary. Base salary provides a fixed source of income and allows the Company to attract and retain experienced executives.
●	Short-Term Incentives. Short-term incentives provide variable cash compensation that allows the Company to motivate executives to achieve the Company’s operating and financial objectives.

EXECUTIVE COMPENSATION

The Compensation Committee approved the following base salary and target bonus amounts for our executive officers in 2015, and in February 2016 determined no changes would be made for 2016.

Name	Base Salary($)	Target Bonus at 100% Payout	2016 Target Total Direct Compensation(1)
Steven Shindler	974,376	1,266,689	2,241,065
Daniel Freiman	450,000	450,000	900,000
Francisco Valim(2)	687,659	1,375,319	2,062,978
Shana Smith	450,000	450,000	900,000

(1)	Target total direct compensation is calculated as the sum of (a) base salary and (b) the target annual bonus amount for the year assuming a payout of 100%.
(2)	Mr. Valim’s salary, bonus and benefits are paid in Brazilian Reais. As a result, the amount of compensation approved for Mr. Valim as reflected in U.S. Dollars in the Base Salary, Target Bonus at 100% Payout and 2016 Target Total Direct Compensation columns varies based on the applicable exchange rate of the Brazilian Real relative to the U.S. Dollar. Mr. Valim’s compensation as reported in U.S. Dollars can vary significantly with no actual change to the compensation paid to Mr. Valim in Brazilian currency if the exchange rates are volatile. The amounts for Mr. Valim reflected in the Base Salary, Target Bonus at 100% Payout and 2016 Target Total Direct Compensation columns in the table above are based on the average exchange rate of 3.4901 Brazilian Reais to 1.00 U.S. Dollar for the year ended December 31, 2016.

2016 BASE SALARY

Base salary is the only fixed element of our named executive officers’ target total direct compensation. Base salary was determined in 2015 and was based primarily on historic base salary levels and internal pay equity and base salaries paid to executives in comparable positions at a peer group of companies. In February 2016, the Compensation Committee decided not to increase the base salaries of the named executive officers for 2016. Our named executive officers’ annual base salaries and the percentage of 2016 target total direct compensation represented by the base salaries are as follows:

Name	2016 Base Salary ($)	Percent of Target Total Direct Compensation
Steven Shindler	974,376	43.5%
Daniel Freiman	450,000	50.0%
Francisco Valim	687,659	33.3%
Shana Smith	450,000	50.0%

2016 BONUS

Our 2016 Bonus Plan rewards executive officers for performance relative to key financial and operating measures that are designed to stabilize and enhance the value of the Company. The target bonus percentage of base salary for each executive was decided in 2015 based on historic target levels and internal equity, and the comparison of annual incentive compensation targets for executives in comparable positions at a peer group of companies. In February 2016, the Compensation Committee decided not to change target bonus percentages for any employees. For 2016, the bonus payout percentage for headquarters-based executive officers was determined after the conclusion of each fiscal quarter by evaluating the Company’s performance relative to pre-determined performance goals and performance “intervals” for that quarter. Performance intervals are the upper and lower boundaries of performance in which actual bonus payouts are awarded. The bonus payout percentage is designed to provide payments in a range from 200% of the target bonus, if performance greatly exceeds the Company’s targets, to 0% of the target bonus, if performance fails to reach minimum threshold levels. The use of these intervals is intended to provide a greater performance incentive to participating employees by providing a more significant increase in the bonus award in instances where there is over performance in relation to our performance targets and a more significant decrease in the bonus award where there is under performance in relation to those targets.

For Mr. Valim, the achievement of the 2016 bonus payout was determined after the conclusion of each fiscal quarter by evaluating Nextel Brazil’s performance relative to pre-determined performance goals.

EXECUTIVE COMPENSATION

2016 Target Bonus

The 2016 target bonus percentage as determined by the Compensation Committee in August 2015, the potential cash payout under the 2016 Bonus Plan at 100% of target and the percentage of each named executive officer’s target total direct compensation represented by the target bonus at 100% payout were as follows:

	2016 Target Bonus Percentage of Base Salary	2016 Target Bonus at 100% Payout ($)	Percent of Target Total Direct Compensation
Steven Shindler	130%	1,266,689	56.5%
Daniel Freiman	100%	450,000	50.0%
Francisco Valim	200%	1,375,319	66.7%
Shana Smith	100%	450,000	50.0%

2016 Performance Goals and Targets

The Compensation Committee reviews and determines the appropriate performance measures and weightings for our bonus plan on an annual basis. The Compensation Committee determined that quarterly payouts of earned bonus awards provided the strongest performance incentives to the Company’s named executive officers and to other headquarters-based employees participating in the 2016 Bonus Plan. Each of the following performance measures and weights were selected in order to focus the Company’s employees on cash utilization and value preservation and to provide balanced incentives as any actions to improve one performance measure would be expected to have a corresponding negative impact on the other performance measure.

The 2016 Bonus Plan for Messrs. Shindler and Freiman and Mrs. Smith was based 75% on Nextel Brazil’s performance and 25% on cash flow at the Company’s headquarters. The 2016 Bonus Plan for Mr. Valim was based 100% on Nextel Brazil’s performance. For all named executive officers, Nextel Brazil’s performance was measured through revenue; adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, which eliminates the impact of impairments and restructuring charges from EBITDA; and cash flow. Nextel Brazil’s cash flow had to meet a minimum threshold of 90% of target in order for any payment to be awarded under the 2016 Bonus Plan. Nextel Brazil’s cash flow acted as a multiplier to potential bonus payouts with every 10 basis points of achievement over 90% multiplied by the weighted results of achievement on Nextel Brazil revenue and adjusted EBITDA. A minimum threshold of 85% was also required to be met on revenue and adjusted EBITDA for any bonus to be awarded on each of those specific metrics. For Messrs. Shindler and Freiman and Mrs. Smith, 25% of the target bonus was based on headquarter cash flow, with a required minimum achievement of 80% of target for any bonus to be awarded on that metric. The payout potential for Messrs. Shindler and Freiman and Mrs. Smith ranged from zero to two times target. For Mr. Valim, payout was binary and if achieved, 100% payout was awarded each quarter.

The Compensation Committee approved the 2016 quarterly performance targets and intervals based on the Company’s business plan. The performance targets and corresponding intervals are designed to drive Company performance against challenging performance standards, but are not goals that would cause our executives to take inappropriate business risks.

EXECUTIVE COMPENSATION

The quarterly targets, results and weights under the 2016 Bonus Plan for the named executive officers were as follows:

			Targets(1)
Performance Measures (millions)	Minimum	Weight	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Brazil Revenue Target R$	85%	BR 60%	1,815	2,653	3,480	4,306
Results		HQ 45%	1,763	2,616	3,446	4,249
Cumulative achievement			97%	99%	99%	99%
Brazil Adjusted EBITDA Target R$	85%	BR 40%	(150)	(221)	(217)	(170)
Results		HQ 30%	5	111	159	165
Cumulative achievement			203%	250%	274%	297%
Brazil Cash Flow Target(2)	0x @<90%
Multiplier R$			(1,163)	(1,020)	(1,136)	(1,174)
Results	2x @>110%		(599)	(556)	(553)	(453)
Cumulative achievement			149%	146%	151%	161%
HQ Cash Flow Target(2)(3) US$	80%	BR 0%	(24)	(32)	(43)	(51)
Results		HQ 25%	(25)	(33)	(42)	(48)
Cumulative achievement			96%	96%	102%	104%

(1)	As adjusted and approved by the Compensation Committee. The 2016 Bonus Plan targets were based on a 15-month business plan that started on October 1, 2015.
(2)	Cash flow defined as cash earnings before interest, taxes, depreciation and amortization minus cash taxes and cash investments and does not include restructuring fees, performance bonds, debt and interest repayments or intercompany transfers between segments.
(3)	Headquarters cash flow performance measure included in the 2016 Bonus Plan for Messrs. Shindler and Freiman and Mrs. Smith.

2016 Calculation of Bonus Payout

To determine bonus amounts earned by our executive officers during the 2016 Bonus Plan, the Compensation Committee met following each fiscal quarter-end to review our financial and operating performance as compared to the applicable performance measures for that quarter and to discuss performance factors and other criteria related to the bonus awards. At each quarterly meeting, the applicable targets set for each performance measure were compared to the results for the quarter in order to determine the appropriate bonus payout percentage, which for Messrs. Shindler and Freiman and Mrs. Smith could range from 0% to 200% and for Mr. Valim would be either no payout or a payout of 100% of target depending on the Company’s performance relative to the performance targets.

In some instances, the Compensation Committee, upon the recommendation of management, makes adjustments to the bonus payments or, if appropriate, the methodology used to calculate the bonus target or our performance relative to the target to take into account, among other things, changes in our Company’s goals and plans and changes in business conditions in the relevant bonus period if it concludes that such adjustments are appropriate and are consistent with our overall goals and strategy. The Compensation Committee adjusted the 2016 bonus targets and payments for the named executive officers to reflect: changes in the Company’s business plan; deviations in timing of certain capital expenditures; the reallocation of certain costs between market and headquarters’ operations; and one-time, non-operational items and strategic operational decisions made after the targets were set. These adjustments had no impact on the payouts for the named executive officers.

EXECUTIVE COMPENSATION

2016 Financial Achievement and Bonus Payouts

Based on the foregoing, the quarterly achievement and bonuses awarded to the named executive officers with respect to our performance in 2016 were as follows:

Name	Q1(1) Cumulative Achievement	Q2 Cumulative Achievement	Q3 Cumulative Achievement	2017 Cumulative Achievement	2016 Bonus Plan Payout Percentage of Target(2)	2016 Actual Bonus Payout
Steven Shindler	230%	259%	281%	298%	200%	$2,533,378
Daniel Freiman	230%	259%	281%	298%	200%	$900,000
Francisco Valim	279%	318%	338%	356%	100%	$1,375,319
Shana Smith	230%	259%	281%	298%	200%	$900,000

(1)	Targets based on a 15-month business plan that started on October 1, 2015.
(2)	The 2016 Bonus Plan payout was capped at two times target for Messrs. Shindler and Freiman and Mrs. Smith and at target for Mr. Valim.

BANKRUPTCY SALE TRANSACTION BONUS

In connection with our bankruptcy proceedings, the court approved a key employee incentive plan that provided for a potential incentive bonus payout to insiders, as defined by the federal bankruptcy code, should the Company complete a sale transaction meeting specified enterprise values in connection with its emergence from bankruptcy. The sale transaction bonus was earned at the time of the bankruptcy court’s approval of a sale transaction and the amount of the bonus was calculated as 75 basis points of incremental sale value over the threshold of 120% of the plan value of those assets with the sale value representing gross consideration, including the assumption of debt after deductions for:

●	all costs and expenses related to the sale;
●	any corporate cash used by the entity or business being sold; and
●	all holdbacks and reductions in proceeds for indemnities, which are added back on the release of proceeds.

All employees eligible to earn the sale bonus as of the date of court approval of the asset sale are entitled to any portion of the bonus subject to holdbacks upon the subsequent release of the holdbacks regardless of whether they are still in the employment of the Company or its successors as long as the employee was not terminated for cause. The bonus will not be paid until it otherwise comes due.

On April 30, 2015, we completed the sale of our operations in Mexico, which we refer to as Nextel Mexico, to New Cingular Wireless, an indirect subsidiary of AT&T. The transaction was structured as a sale of all of the outstanding stock of Nextel Mexico for a purchase price of approximately $1.875 billion, including $187.5 million deposited in escrow to satisfy potential indemnification claims. On June 19, 2015, the bankruptcy court entered an order approving and confirming our plan of reorganization, and on June 26, 2015, the conditions of the bankruptcy court’s order and the plan of reorganization were satisfied, the plan of reorganization became effective and we emerged from bankruptcy. As of December 31, 2016, we paid $4.2 million out of escrow to settle an indemnification claim, and in exchange, $20.0 million of the escrow was released to us, which resulted in payment of a portion of the earned bankruptcy sale bonus. The named executive officers earned the following bonuses in connection with the sale of Nextel Mexico, and in November 2016 received the following payouts in connection with the partial release of escrowed funds:

Executive	Allocation of Total Payout(1)	Asset Sale Bonus (Earned in 2015)(2)	Asset Sale Bonus (Paid November 2016)
Steven Shindler	32.34%	$357,990	$22,838
Daniel Freiman	5.13%	$56,764	$3,621
Shana Smith	5.13%	$56,764	$3,621

(1)	The bonus pool was allocated among the eligible employees based on each employee’s proportion of target quarterly cash bonus incentive payments at the time the key employee incentive plan was approved by the bankruptcy court.
(2)	These amounts are subject to reduction and will not be paid until the money deposited into an escrow account to satisfy potential indemnification claims is released.

EXECUTIVE COMPENSATION

COMPENSATION FRAMEWORK

Roles and Responsibilities

The following tables summarize the roles and responsibilities of the Compensation Committee and management in connection with the development and implementation of our compensation program for our executive officers.

Compensation Committee (3 Independent Directors)

Quarterly reviews and approves corporate goals and objectives with respect to our executive officers’ compensation.

Annually reviews and approves the evaluation process and compensation structures with respect to our executive officers’ compensation.

Evaluates our performance in light of the Committee’s established goals and objectives.

Approves the annual compensation for our executive officers, considering the recommendations made by the chief executive officer (for compensation other than his own) and the independent compensation consultant, when needed.

Evaluates the performance of the chief executive officer relative to the performance goals determined by the Board.

Management

Recommends the compensation structure for the Company’s executive officers.

Chief executive officer recommends the level of annual compensation for the Company’s executive officers (other than the chief executive officer).

Chief executive officer evaluates each executive officer’s performance of their respective business or function and their retention considerations (other than for the chief executive officer).

Provides input to the Compensation Committee on the strategy, design and funding of our incentive compensation plans.

Makes plan design recommendations for broad-based benefit programs in which our executive officers participate.

Compensation Committee Consultant and Independence

Historically, the Compensation Committee considers the advice of an independent compensation consultant, together with information and analysis from management and its own judgment and experience, when evaluating the Company’s executive compensation program. In 2016, the Compensation Committee did not utilize the services of an independent compensation consultant and did not use comparative industry data or a peer group given the determination that no changes would be made to executive officer compensation for 2016 and no equity grants would be provided.

EXECUTIVE COMPENSATION

ADDITIONAL COMPENSATION AND COMPENSATION PLANS

Benefits

In the United States, the named executive officers participate in the same benefit plans as the general employee population of the Company. International plans vary, and incremental amounts paid to executives who work outside the United States pursuant to foreign government required programs, including mandatory vacation allowances and retirement benefits, are not taken into consideration in determining base salary and are not used in calculating the annual target bonus amounts or in determining those executives’ target total direct compensation. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits help keep employees focused on serving the Company and not distracted by matters related to paying for health care, saving for retirement or similar issues.

Retirement, Deferred Compensation and Pension Plans

During 2016, our U.S.-based executive officers that were eligible participated at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we matched 100% of each employee’s contributions to the 401(k) plan up to a maximum of 4% of the employee’s eligible annual compensation. Our matching contribution for 2016 for named executive officers was $31,800 in the aggregate.

We do not have any pension plans that entitle our named executive officers to additional benefits. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans, and we do not have any nonqualified deferred compensation plans.

Severance Plans

We have two severance plans that provide for the payment of severance benefits to our U.S.-based employees, including our U.S.-based executive officers, if their employment is terminated in specified circumstances. One plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause for certain reasons, and the other plan provides for the payment of severance benefits if, in connection with or following a change of control, the executive officer’s employment is terminated without cause or if the executive officer of the Company terminates his or her employment with good reason. The two severance plans are mutually exclusive, meaning that an executive officer may be eligible to receive payments under one or the other of the plans depending on the circumstances surrounding the termination of the executive officer’s employment, but it is not possible for an executive officer to receive payments under both plans. While the Compensation Committee generally does not take into account the potential payments to executive officers under our severance plans, including termination and change of control arrangements, in performing its annual evaluation of the target total direct compensation that may be realized by our executive officers, the Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies. A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found below under the caption “Executive Compensation - Potential Payments under Severance Plans.”

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION GOVERNANCE PRACTICES

We believe that our compensation programs should ensure that our executives remain accountable for business results and take responsibility for the assets of the business and its employees. Consistent with these objectives, our Board has incorporated the following governance features into our compensation governance programs.

COMPENSATION RISK MITIGATION

The Company’s executive compensation program includes features designed to discourage executives and other employees from taking unnecessary risks that could harm the financial health and viability of the Company, including balanced performance measures in the 2016 Bonus Plan. The Compensation Committee believes that the performance criteria used in our 2016 Bonus Plan strike an appropriate balance between preserving liquidity and spending for future growth and profitability and mitigate risk to the Company because actions taken to improve our performance with respect to one of the criteria would normally be expected to have a corresponding negative impact on other criteria. For example, if management were to implement promotional programs designed to aggressively pursue growth in revenue, those actions would be expected to increase expenses, resulting in a potential deterioration in operational free cash flow in the short term.

The Compensation Committee reviewed the risk profile of our compensation policies and practices and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

TAX DEDUCTIBILITY UNDER SECTION 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to certain named executive officers of public companies. The Compensation Committee has implemented a compensation program that links a substantial portion of each executive’s compensation to performance, but has not implemented a policy that limits the amount of compensation based on the limitations of Section 162(m). We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders.

TRADING AND DERIVATIVES POLICY

The Board has adopted a policy prohibiting our directors, officers and members of their immediate families from entering into any transactions in our securities without first obtaining pre-clearance of the transaction from our general counsel. In addition, we prohibit directors and employees from engaging in any transaction involving our common stock that may be viewed as speculative, including buying or selling puts, calls or options, short sales, hedging transactions or purchases of our common stock on margin.

EMPLOYMENT AGREEMENTS

Generally, we do not enter into employment contracts with our employees. Our foreign subsidiaries enter into employment contracts with their employees where required or customary based on local law or practice. As is customary for executives in Brazil, Nextel Telecomunicações Ltda., our Brazilian subsidiary, has entered into an employment agreement with Mr. Valim in connection with his service as president of Nextel Brazil. In accordance with his employment agreement, Mr. Valim was granted a base salary of R$2,400,000 ($687,659), a target bonus of R$4,800,000 ($1,375,319), and $3,000,000 in equity awards, which were granted in November 2015. The agreement also provides for a payment of $4,500,000 should Mr. Valim be terminated in connection with a change of control of NII Holdings or Nextel Telecomunicações.

EXECUTIVE COMPENSATION

NO REPRICING OPTIONS

The 2015 Incentive Compensation Plan (the “2015 Plan”) approved by our stockholders in connection with the approval of our plan of reorganization prohibits the repricing of stock options governed by the 2015 Plan.

COMPENSATION RECOUPMENT POLICY

The Compensation Committee believes that the Company’s compensation programs should provide for the reduction or recovery of certain incentive payments made to our executives in the event our financial statements were to be restated in the future in a manner that would have negatively impacted the size or payment of the award at the time of payment. Although the Compensation Committee has not adopted a formal policy in addition to remedies available under applicable law, the Compensation Committee intends to adopt a policy to recover payments in compliance with the rules issued by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are finalized. As described above, long-term equity incentives comprise a significant portion of our executives’ target direct compensation and when combined with our ownership guidelines, subject our executives to substantial financial risk should there be a material negative restatement of our financial results.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Steven Shindler	2016	974,376	22,838	—	—	2,533,378	26,307	3,556,899
Chief Executive Officer	2015	969,646	1,004,774	3,050,005	3,050,003	1,165,354	18,549	9,258,331
	2014	945,996	—	423,876	466,420	1,437,323	9,483	3,283,098
Daniel Freiman	2016	450,000	3,621	—	—	900,000	10,600	1,364,221
Chief Financial Officer	2015	419,875	159,320	600,007	600,014	333,649	10,600	2,123,465
Francisco Valim(5)	2016	687,659	—	—	—	1,375,319	326,275	2,389,253
President, Nextel Brazil	2015	201,979	302,969	1,500,003	1,500,001	—	221,858	3,726,810
Shana Smith	2016	450,000	3,621	—	—	900,000	10,600	1,364,221
General Counsel and	2015	423,125	159,320	600,007	600,014	334,907	10,600	2,127,973
Corporate Secretary

(1)	The amounts in this column for 2016 for Messrs. Shindler and Freiman and Mrs. Smith reflect the bankruptcy asset sale bonus paid in 2016. The amounts in this column for 2015 for Messrs. Shindler and Freiman and Mrs. Smith reflect the bankruptcy emergence bonus and the bankruptcy asset sale bonus paid or earned in 2015. The bankruptcy emergence bonus was paid on July 2, 2015, and the asset sale bonus earned in 2015 is subject to the release of funds escrowed for indemnification and subject to reduction based on amounts paid for indemnification claims. The amount in this column for Mr. Valim for 2015 reflects the bonus that he received, pursuant to his employment agreement, at the submission and acceptance of the Nextel Brazil business plan by our Board of Directors and is based on the average exchange rate of 3.96 Brazilian Reais to 1.00 U.S. Dollar for 2015.
(2)	No equity compensation was provided to executive officers in 2016.
(3)	The amounts in this column represent the bonus that we paid under the Bonus Plans in effect in 2014, 2015 and 2016. The bonus is determined based on a target bonus amount, which is a predetermined percentage of base salary, and is adjusted based on achievement of operating unit and/or consolidated performance goals and for 2014 individual performance.

EXECUTIVE COMPENSATION

(4)	Consists of: (a) amounts contributed by us under our 401(k) plan, (b) in the case of Mr. Valim, amounts contributed by Nextel Brazil to the Fundo de Garantia de Tempo de Servico, or FGTS, and to a private savings plan, (c) perquisites and other personal benefits described in more detail below, and (d) tax gross-up payments made in connection with the foregoing:

	Year	Company Contributions to 401(k) Plan ($)	Company Contributions to Government Plans ($)	Company Contributions to Private Savings Plan ($)(a)	Perquisites and Other Personal Benefits ($)(b)	Tax Gross-Up Payments ($)(c)
Mr. Shindler	2016	10,600	N/A	N/A	15,414	293
	2015	10,600	N/A	N/A	7,949	—
	2014	—	N/A	N/A	9,483	—
Mr. Freiman	2016	10,600	N/A	N/A	—	—
	2015	10,600	N/A	N/A	—	—
Mr. Valim	2016	N/A	152,493	63,476	110,306	—
	2015	N/A	41,266	18,644	161,948	—
Mrs. Smith	2016	10,600	N/A	N/A	—	—
	2015	10,600	N/A	N/A	—	—

	a)	Represents the contribution by Nextel Brazil to a private savings program designed to complement Brazilian social security in which Nextel Brazil matches employee contributions up to 10% of an employee’s annual salary. The employer contribution vests based on length of service.
	b)	The dollar value of perquisites and other personal benefits received by Messrs. Shindler and Valim each exceeded $10,000 in 2016.
The perquisites and other personal benefits paid to Mr. Shindler in 2016 include $12,172 in commuting expenses and the cost of an executive physical.

The perquisites and other personal benefits paid to Mr. Valim in 2016 represent the value of an automobile transferred by Nextel Brazil to Mr. Valim including $4,419 of property taxes and services related to the transfer, in connection with the cancellation of Nextel Brazil’s automobile program on January 26, 2016. The amounts reflected in the Benefits column of the table above and the All Other Compensation column of the Summary Compensation Table are in U.S. Dollars based on the average exchange rate of 3.4901 Brazilian Reais to 1.00 U.S. Dollar for the year ended December 31, 2016. The perquisites and other personal benefits paid to Mr. Valim in 2015 consist of an annual allowance for an automobile supplied by Nextel Brazil, including related maintenance and fuel, which had an incremental cost to Nextel Brazil of $128,285; $33,062 for medical, dental and other customary executive insurance; and meal vouchers. These benefits are paid to Mr. Valim in Brazilian Reais, the amounts of which are reflected in the Benefits column of the table above and the All Other Compensation column of the Summary Compensation Table in U.S. Dollars based on the average exchange rate of 3.96 Brazilian Reais to 1.00 U.S. Dollar for the year ended December 31, 2015.

	c)	Tax gross-up payments in 2016 reflect amounts paid to Mr. Shindler relating to commuting expenses.
(5)	Mr. Valim joined Nextel Brazil on August 25, 2015. Mr. Valim’s salary, bonus and benefits, other than his equity grants, were paid in Brazilian Reais. As a result, the amount of compensation provided to Mr. Valim as reflected in U.S. Dollars in the Salary, Bonus and All Other Compensation columns varies based on the applicable exchange rate of the Brazilian Real relative to the U.S. Dollar. Mr. Valim’s compensation as reported in U.S. Dollars can vary significantly with no actual change to the compensation paid to Mr. Valim in Brazilian currency if the exchange rates are volatile. The amounts for Mr. Valim reflected in the Salary, Bonus and All Other Compensation columns in the table above are based on the average exchange rate of 3.4901 Brazilian Reais to 1.00 U.S. Dollar for the year ended December 31, 2016 and 3.96 Brazilian Reais to 1.00 U.S. Dollar for December 31, 2015.

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS TABLE

The table below describes cash incentive bonus payments under our 2016 Bonus Plan. Our 2016 Bonus Plan does not provide for payouts in fiscal years after 2016. We did not provide any equity compensation to named executive officers during 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Steven Shindler	6/26/2015	0	1,266,689	2,533,378	N/A	N/A	N/A	N/A
Daniel Freiman	6/26/2015	0	450,000	900,000	N/A	N/A	N/A	N/A
Francisco Valim	11/9/2015	0	1,375,319	1,375,319	N/A	N/A	N/A	N/A
Shana Smith	6/26/2015	0	450,000	900,000	N/A	N/A	N/A	N/A

(1)	The amounts reflect the potential range of payouts pursuant to the 2016 Bonus Plan. The actual amounts of the payments made under this plan to the named executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016 TABLE

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Steven Shindler	6/26/2015	141,795	(2)	283,589	(2)	20.6780	6/26/2025	98,333	(4)	211,416
Daniel Freiman	6/26/2015	27,895	(2)	55,788	(2)	20.6780	6/26/2025	19,344	(4)	41,590
Francisco Valim	11/9/2015	191,571	(3)	383,142	(3)	6.5700	11/9/2025	152,207	(5)	327,245
Shana Smith	6/26/2015	27,895	(2)	55,788	(2)	20.6780	6/26/2025	19,344	(4)	41,590

(1)	The market value of the restricted stock is based on the reported $2.15 closing price of a share of our common stock as reported on the NASDAQ stock market on December 30, 2016. The long-term equity incentives disclosed in this table reflect the current fair value of our outstanding equity awards.
(2)	Stock option award vested/vests 33 1/3% on each of June 26, 2016, June 26, 2017 and June 26, 2018.
(3)	Stock option award vested/vests 33 1/3% on each of November 9, 2016, November 9, 2017 and November 9, 2018.
(4)	Restricted Stock vested/vests 33 1/3% on each of June 26, 2016, June 26, 2017 and June 26, 2018.
(5)	Restricted Stock vested/vests 33 1/3% on each of November 9, 2016, November 9, 2017 and November 9, 2018.

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

In the table below, we list information on the vesting of restricted stock during the year ended December 31, 2016. None of our executive officers exercised any options in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Steve Shindler	49,167	$147,501
Daniel Freiman	9,673	$29,019
Francisco Valim	76,104	$190,260
Shana Smith	9,673	$29,019

(1)	The value realized on vesting is calculated as the number of shares vested multiplied by the closing price of the shares on the date of vesting, unless vesting occurs on a Saturday or Sunday, in which case the shares vested are multiplied by the closing price on the Friday preceding the vesting date.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

The Company does not offer pension benefits or a deferred compensation plan.

POTENTIAL PAYMENTS UNDER SEVERANCE PLANS

We have arrangements with each of our U.S.-based named executive officers under our Change of Control Severance Plan that provide for payments and benefits if an executive officer’s employment is terminated in connection with the occurrence of certain events involving a change in control. In addition, we have an obligation to make payments and provide certain benefits to our U.S.-based named executive officers under our Severance Plan, the 2015 Plan and Separation and Release Agreements between the Company and Messrs. Shindler and Freiman and Mrs. Smith resulting from termination of employment upon the occurrence of certain events. The following is a summary of the payments that we or our successor may make under each of these arrangements.

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Each of our U.S.-based named executive officers is covered by our Change of Control Severance Plan and our Severance Plan. The Change of Control Severance Plan provides for the payment of certain benefits if, in connection with a change of control, an executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason. No benefits are required to be paid unless the executive officer’s employment is terminated. The named executive officers are also entitled to severance benefits if their employment is terminated by the Company in specified circumstances under the Severance Plan. Although the benefits under the Severance Plan apply without regard to whether any change of control has occurred or is pending, the Change of Control Severance Plan provides that employees entitled to receive amounts paid under the Change of Control Severance Plan will not be entitled to cash severance under any other severance plan, including the Severance Plan. Messrs. Shindler and Freiman and Mrs. Smith have additional severance benefits pursuant to Separation and Release Agreements that provide for the payment of one additional year of base salary in addition to the benefits provided by our Severance Plan.

Mr. Valim is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan and Severance Plan. Mr. Valim’s termination benefits are as set forth in his employment agreement and as required by Brazilian law. Pursuant to his employment agreement, Mr. Valim will receive separation payments if his employment is terminated in connection with a change of control.

The named executive officers have also received awards of stock options and restricted stock under the 2015 Plan, which contains provisions that may accelerate the vesting of awards made to a named executive officer if we terminate the executive officer’s employment with us, or if the executive officer terminates his or her employment with us for good reason, in connection with a change of control.

Except as noted below, we otherwise have not entered into any employment agreements or other arrangements that provide for benefits in connection with a termination of employment of our named executive officers.

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following table shows the estimated amount of the payments to be made to each of the named executive officers upon termination of their employment in connection with a change of control under the Change of Control Severance Plan, their involuntary termination under the Severance Plan or upon their termination in connection with their death, disability or retirement. For purposes of calculating the value of the benefits for the named executive officers, we have assumed that the triggering event for payment occurred under each of the arrangements as of December 31, 2016. The footnotes to the table contain an explanation of the assumptions made by us to calculate the payments, and the discussion that follows the table provides additional details on these arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

Termination Event(1)	Base Salary(2) ($)	Bonus(3) ($)	Other Payments(4) ($)	Equity Awards(5) ($)	Total(6) ($)
Change of Control Severance Plan - Termination by Executive for Good Reason or by the Company Without Cause(7)
Steven Shindler	1,948,752	3,166,723	48,069	211,416	5,374,960
Daniel Freiman	900,000	1,125,000	48,069	41,590	2,114,659
Francisco Valim(8)	N/A	N/A	4,500,000	327,245	4,827,245
Shana Smith	900,000	1,125,000	48,069	41,590	2,114,659
Severance Plan - Involuntary Termination(9)
Steven Shindler	974,376	633,344	974,376	54,447	2,636,543
Daniel Freiman	450,000	225,000	450,000	10,711	1,135,711
Francisco Valim(8)	N/A	N/A	142,234	23,310	167,197
Shana Smith	450,000	225,000	450,000	10,711	1,135,711
Death, Disability or Retirement
Steven Shindler	—	—	—	211,416	211,416
Daniel Freiman	—	—	—	41,590	41,590
Francisco Valim(8)	—	—	—	327,245	327,245
Shana Smith	—	—	—	41,590	41,590

(1)	The Change of Control Severance Plan and Severance Plan provide benefits for employees of NII Holdings. No payments are required to be made to any named executive officer under the Change of Control Severance Plan or the Severance Plan if the executive is terminated for cause or if the executive voluntarily terminates his employment (other than for good reason in connection with a change of control under the Change of Control Severance Plan). The Change of Control Severance Plan provides that employees entitled to receive payments under the Change of Control Severance Plan will not also be entitled to severance under the Severance Plan. Mr. Valim is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan or the Severance Plan. Mr. Valim’s termination benefits are as set forth in his employment agreement and as required by Brazilian law. Equity awards have been granted to the named executive officers pursuant to our 2015 Plan, and the 2015 Plan and grant agreements apply to equity awards held by all named executive officers.
(2)	Amounts included in this column reflect the portion of the severance payment attributable to base salary. Amounts attributable to the target bonus are included in the Bonus column (see note 3 below). The severance payment under the Change of Control Severance Plan for U.S.-based named executive officers is 200% of the executive’s annual base salary on the day immediately preceding the change of control.
The severance payment under the Severance Plan for the U.S.-based named executive officers is 100% of the named executive officer’s annual base salary at the time of termination.

EXECUTIVE COMPENSATION

(3)	Amounts included in this column reflect the portion of the severance payment attributable to the target bonus. The portion of the severance payment attributable to base salary is included in the Base Salary column (see note 2 above). Under the Change of Control Severance Plan, upon termination, each U.S.-based executive is entitled to receive as part of the severance payment 200% of the executive’s annual target bonus on the day immediately preceding the change of control, as well as an amount equal to the earned portion of the bonus payment for the period ending on the termination event.
The Severance Plan provides for the payment of an amount equal to a prorated portion of the actual bonus payment earned for the period ending on the termination event for each U.S.-based named executive officer, payable when bonuses are paid to all other eligible employees.
(4)	Other Payments for the U.S.-based named executive officers with respect to the Change of Control Severance Plan include 18 months of COBRA health insurance and six months of outplacement counseling assistance. The U.S.-based executive officers are also eligible for reimbursement of legal, accounting and other fees incurred by the executive in a good faith effort to obtain the benefits provided for under the Change of Control Severance Plan; no amounts have been included in the Other Payments column for these potential payments.
Mr. Valim is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan. For Mr. Valim, Other Payments listed under the Change of Control Severance Plan represent an enhanced severance protection of $4,500,000, which includes any severance or termination payment required under Brazilian law, as provided for in his employment agreement and triggered if Mr. Valim is severed in connection with a change of control of NII Holdings or Nextel Brazil.
For Messrs. Shindler and Freiman and Mrs. Smith, Other Payments under Severance Plan – Involuntary Termination include an additional 12 months of annualized base salary at the time of termination, as provided for in their Separation and Release Agreements.
Mr. Valim is an employee of Nextel Brazil and is not eligible to receive benefits under the Severance Plan. For Mr. Valim, Other Payments under the Severance Plan provides an estimate of the legal severance payment calculated using base salary, certain benefits and tenure that would be required under Brazilian law. The amount is based on the average exchange rate of 3.4901 Brazilian Reais to 1.00 U.S. Dollar for the year ended December 31, 2016.
(5)	All outstanding options had an option exercise price above the closing price of our common stock on the NASDAQ stock market of $2.15 on December 30, 2016. Amounts included in the Equity Awards column reflect the value of restricted stock calculated using the closing price of our common stock on December 30, 2016 multiplied by the shares whose vesting or payment are prorated or accelerated upon the triggering event.
In a change of control situation, we have assumed that the surviving entity has elected not to assume, replace or convert any of the awards made under the 2015 Plan. As described in more detail below, the 2015 Plan provides for the vesting of all unvested options and restricted stock in specific circumstances following a change of control of the Company. The 2015 Plan and the grant agreements made under that plan provide for a pro rata vesting of outstanding awards if an employee is terminated without cause based on the number of days served. The 2015 Plan and the grant agreements made under that plan also provide that outstanding and unvested options and restricted stock will vest upon an employee’s death, disability, and if the employee retires at or after age 65 or at an earlier age with the consent of the Compensation Committee, with vested options remaining exercisable for a period of one year after the date the employee ceases to be an employee of the Company or its subsidiary. The 2015 Plan and the grant agreements also provide for continued exercisability of vested options for a period of 90 days from the employee’s date of termination in all other situations.
(6)	In addition to the amounts specified in this column, upon termination in each of the circumstances noted, the executive officer is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer’s termination, including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.
(7)	Change of Control Severance Plan — Termination by Executive for Good Reason or by the Company Without Cause describes the benefits payable to our U.S.-based named executive officers if the named executive officer voluntarily terminates his or her employment for good reason in connection with a change of control or if the named executive officer’s employment is terminated without cause by us or the surviving entity in connection with a change of control as described below in “Change of Control Severance Plan.” This section also describes the benefits provided for in our 2015 Plan and the grant agreements made under that plan that apply to all named executive officers in connection with a termination by an executive for good reason or by the Company without cause in connection with a change of control.
In cases in which a U.S.-based named executive officer’s employment is terminated by us or the surviving entity in connection with a change of control, each named executive officer will be entitled to a severance payment under the Change of Control Severance Plan, but not the Severance Plan.
As an employee of Nextel Brazil, Mr. Valim is not eligible to receive benefits pursuant to the Change of Control Severance Plan, and we have included the enhanced severance payment due to Mr. Valim under his employment agreement in connection with a change of control of the Company or Nextel Brazil under the Other Payments column of this section.
(8)	Mr. Valim is an employee of Nextel Brazil and is not eligible for benefits under the Change of Control Severance Plan or the Severance Plan. Mr. Valim’s termination benefits are as set forth in his employment agreement and as required by Brazilian law. Under Brazilian law, Mr. Valim may be eligible for additional benefits than those indicated based on the specific circumstances of his termination. Mr. Valim’s equity awards were made pursuant to our 2015 Plan, and the terms of our 2015 Plan and the grant agreements made under that plan apply to his equity awards.
(9)	Severance Plan — Involuntary Termination describes the benefits payable to a U.S.-based named executive officer if the named executive officer’s employment is terminated by us without cause other than in connection with a change of control under the circumstances described below under “Severance Plan.” This section also includes the benefits provided for in our 2015 Plan and the grant agreements made under that plan that would apply to all named executive officers in connection with an involuntary termination.
As an employee of Nextel Brazil, Mr. Valim is not eligible to receive benefits pursuant to the Severance Plan. He may be eligible, depending on the circumstances of his termination, to receive benefits under Brazilian law.

EXECUTIVE COMPENSATION

Change of Control Severance Plan

The Change of Control Severance Plan provides that each U.S.-based named executive officer will receive a payment if a change of control, as defined below, occurs and either is terminated without cause or resigns for good reason. Each U.S.-based named executive officer will be entitled to receive 200% of his or her annual base salary and target bonus at the date of his or her termination upon such an event as provided in the Change of Control Severance Plan. Each named executive officer will be entitled to receive his or her payment under the Change of Control Severance Plan in a lump sum within thirty days following termination of employment.

We or the surviving entity will also pay the full premium cost of continued health care coverage for each named executive officer under the federal COBRA law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the named executive officer is reemployed and is eligible to receive group health coverage benefits under another employer-provided plan. The payments may also cease for any of the reasons provided in the COBRA law.

In addition, in the event that any of the named executive officers incur any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we or the surviving entity will reimburse the named executive officer for such reasonable expenses. In the event that any payment made under the Change of Control Severance Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer’s payments will be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would be better off (on an after-tax basis) receiving all payments and paying all excise and income taxes.

A change of control will be deemed to occur under the Change of Control Severance Plan when:

●

we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of either transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

●	the directors on our Board as of the effective date of the Change of Control Severance Plan or directors elected subsequent to that date and whose nomination or election was approved by a vote of at least two-thirds of the directors on the Board as of the effective date of the Change of Control Severance Plan cease to be a majority of our board;
●	our stockholders approve our complete liquidation or dissolution;
●

an individual, entity or group acquires beneficial ownership of 50% or more of our then outstanding shares or 50% of our then outstanding voting power to vote in an election of our directors, excluding any acquisition directly from us; or

●	our Board approves a resolution stating that a change of control has occurred.

A named executive officer will receive compensation under the Change of Control Severance Plan if:

●

the named executive officer is terminated without cause, as defined in the Change of Control Severance Plan, within 12 months from a change of control or prior to the change of control if the named executive officer reasonably demonstrates that the termination was at the request of a third party attempting to effect a change of control or otherwise in connection with a change of control; or

●	the named executive officer voluntarily terminates his employment for good reason during the 12 months following a change of control, defined as when, after the change of control:
●	there was a material and adverse change in or reduction of the named executive officer’s duties, responsibilities and authority that the named executive officer held preceding the change of control;
●	the named executive officer’s principal work location was moved to a location more than 40 miles away from his prior work location;
●

the named executive officer was required to travel on business to a substantially greater extent than prior to the change of control, which results in a material adverse change in his employment conditions;

●	the named executive officer’s salary, bonus or bonus potential were materially reduced or any other significant adverse financial consequences occurred;
●	the benefits provided to the named executive officer were materially reduced in the aggregate; or
●	we or any successor fail to assume or comply with any material provisions of the Change of Control Severance Plan.

EXECUTIVE COMPENSATION

Severance Plan

The Severance Plan provides payments to our U.S.-based named executive officers in the event of an involuntary termination of employment, which includes termination due to job elimination, work force reductions, lack of work, a determination by us that the executive officer’s contributions no longer meet the needs of the business and any other reason determined by us. Under the Severance Plan, each of the U.S.-based named executive officers will be entitled to a payment equal to 12 months of his annualized base salary, not including any bonus, incentive payments or commission payments. Each eligible named executive officer will also receive a pro rata payment of his bonus based on the portion of the year that the named executive officer was employed by us. We will pay the bonus to the named executive officer at the same achievement level as other employees subject to the same bonus targets and when we pay bonuses to employees at the same position level following the bonus period.

We expect to make a lump sum payment of the amount due under the Severance Plan, although we reserve the right to make the payments periodically for a period not to exceed 24 months. In order to receive payments under the Severance Plan, each named executive officer must return all of our property and execute a release agreement:

●	acknowledging that the payments to be received represent the full amount that the named executive officer is entitled to under the Severance Plan;
●	releasing any claims that the named executive officer has or may have against us; and
●	in our discretion, agreeing not to compete with us for a certain period.

The release agreement will also require the named executive officer to comply with specified confidentiality, non-disparagement and non-solicitation obligations. Our obligation to make or continue severance payments to the executive officer will cease if the executive officer does not comply with those obligations.

2015 Incentive Compensation Plan

The 2015 Plan currently covers the grant of certain incentives and awards, including stock options, restricted stock, restricted stock units and cash-based incentives, to our employees, including the named executive officers. Under the 2015 Plan, if a change of control occurs and the incentives and awards granted under the 2015 Plan are not assumed by the surviving entity, or the employee is terminated within a certain period following a change of control, each outstanding award is treated as explained below. A change of control under the 2015 Plan is defined the same as in the Change of Control Severance Plan and the same events that trigger payments to the named executive officer under the Change of Control Severance Plan trigger payments under the 2015 Plan.

●

Options. If the surviving entity assumes, replaces or converts the options and the named executive officer is terminated within 12 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a change of control.

●

Restricted Stock and Restricted Stock Units. If the surviving entity assumes, replaces or converts the stock award and the named executive officer is terminated within 12 months under circumstances that would trigger payment, the stock awards shall be vested. If the restricted stock and restricted stock unit awards are not assumed, replaced or converted, the restricted stock or restricted stock units shall be vested upon a change of control.

●

Cash-Based Incentives. If the surviving entity assumes, replaces or converts cash-based incentives and the named executive officer is terminated within 12 months under circumstances that would trigger payment, each outstanding cash-based incentive award shall be deemed earned pro-rata based on the fraction of the performance period that has elapsed from the beginning of the performance period until termination. If the cash-based incentives are not assumed, replaced or converted, the cash-based incentives shall be deemed earned upon a change of control.

The 2015 Plan provides that the Compensation Committee, as administrator of the plan, shall determine what amounts will be payable to the named executive officer upon termination, death, disability or retirement in the agreement under which awards are made under the 2015 Plan. The award agreements relating to the 2015 emergence long-term equity grants provide for full vesting of any outstanding restricted stock and option awards covered by the agreement in connection with a named executive officer’s death, disability or retirement at or after age 65. In addition, the agreements provide for vesting of a pro-rated portion of the restricted stock and option awards based on time served if the named executive officer is terminated without cause.

EXECUTIVE COMPENSATION

Employment Agreement with Mr. Valim

In accordance with his employment agreement with Nextel Telecomunicações Ltda., Mr. Valim will receive a payment of $4,500,000 should he be terminated in connection with a change of control of NII Holdings or Nextel Telecomunicações.

Separation Agreements with Messrs. Shindler and Freiman and Mrs. Smith

We are implementing a restructuring of our U.S.-based corporate headquarters to further streamline our expenses by shifting the costs and associated responsibilities from our headquarters in Reston, Virginia to our operating subsidiary in Brazil. In connection with these changes, we entered into Separation and Release Agreements with Messrs. Shindler and Freiman and Mrs. Smith. The agreements provide for benefits consistent with our Severance Plan plus an additional payment of one times base salary. The agreement for Mr. Shindler provided for a target termination date of April 1, 2017. Mr. Shindler’s employment with NII has continued beyond April 1, 2017 and a final termination date has not been determined. The agreements for Mr. Freiman and Mrs. Smith contemplate a target termination date of July 1, 2017, although the actual termination date has not been determined.

AUDIT INFORMATION

KPMG LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2016 and December 31, 2015.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2016 and 2015.

		2016	2015
Audit Fees(1)		$6,650,739	$9,751,766
Audit-Related Fees(2)	$		$60,000
TOTAL		$6,650,739	$9,811,766

(1)	Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.
(2)	Audit-related fees consist of those fees for assurance and related services that are reasonably related to the review of our financial statements.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

It is the policy of the Audit Committee that our independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee or, in specified circumstances, the Audit Committee chair pursuant to authority delegated by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Robert Schriesheim, the chair of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. For the years ended December 31, 2016 and 2015, all services provided by our independent registered public accounting firm were pre-approved in accordance with the Audit Committee policy described above.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter, which is available on the Investor Relations link of our website at the following address: www.nii.com. In addition, all members of our Audit Committee are independent, as defined in the NASDAQ listing standards. The Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and KPMG LLP, our independent registered public accounting firm. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning the firm’s independence from our company and our subsidiaries and has discussed with KPMG LLP their independence.

In addition, the Audit Committee met with senior management periodically during 2016 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also met to discuss with senior management our disclosure controls and procedures and the certifications by our chief executive officer and our chief financial officer, which are required for certain of our filings with the Securities and Exchange Commission. The Audit Committee met privately with our independent registered public accounting firm, our internal auditors and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2016 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Date: March 6, 2017

Audit Committee

Robert A. Schriesheim, Chair
Kevin L. Beebe
Howard S. Hoffmann

PROPOSAL I ELECTION OF DIRECTORS

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Messrs. Kevin Beebe, James Continenza, Howard Hoffmann, Ricardo Knoepfelmacher, Christopher Rogers, Robert Schriesheim and Steven Shindler, who are incumbent directors, for reelection to the Board for a one-year term ending 2018. Please see “Director Biographies – Directors Standing for Re-election – To Hold Office Until 2018” on page 15 of this proxy statement for information concerning our incumbent directors standing for re-election.

If any of the nominees are unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a substitute nominee designated by our Board, to the extent consistent with our Amended and Restated Certificate and our Fifth Amended and Restated Bylaws. The nominees listed above have consented to be nominated and to serve if elected. We do not expect any of the nominees will be unable to serve.

VOTE REQUIRED

Provided a quorum is present and it is an uncontested election, directors are elected by a majority of the votes cast for each director at the Annual Meeting. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect on the election of directors. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, in accordance with our Corporate Governance Guidelines, incumbent directors are required to submit an irrevocable, contingent resignation to the Board that becomes effective only if the director fails to receive a majority of votes cast for re-election in an uncontested election. In accordance with the Corporate Governance Guidelines, the Board will consider the director’s resignation within 90 days following the election results and will promptly disclose its decision to accept or reject the director’s conditional resignation. Since Messrs. Beebe, Continenza, Hoffmann, Knoepfelmacher, Rogers, Schriesheim and Shindler are standing for re-election, they have each submitted irrevocable, contingent resignations consistent with the requirements of our Corporate Governance Guidelines.

In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the election of directors in a contested election.

Our Board recommends that the holders of common stock vote “FOR” incumbent directors Kevin Beebe, James Continenza, Howard Hoffmann, Ricardo Knoepfelmacher, Christopher Rogers, Robert Schriesheim and Steven Shindler.

PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act of 1934, we are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as described in this proxy statement. While this vote is advisory, it will provide information to our Compensation Committee regarding investor sentiment about our compensation principles and objectives. We urge you to read the Compensation Discussion and Analysis beginning on page 23, and the compensation tables and related narratives appearing in this proxy statement for more information regarding the compensation of our named executive officers. The Compensation Committee develops our executive compensation strategy in furtherance of the following principal compensation objectives:

●	align executive compensation with stockholders’ interests;
●	recognize individual initiative and achievements;
●	attract, motivate and retain highly qualified executives; and
●	create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.

The Compensation Committee fulfills our compensation objectives by setting target direct compensation at a level commensurate with the executive’s and the Company’s performance relative to our Peer Group utilizing individual and market measures. A substantial majority of our executives’ compensation is provided in the form of variable, performance-based compensation that links our executives’ compensation to our long-term performance.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the philosophy and structure of our compensation program for our named executive officers as well as the overall compensation of those officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Our Board and our Compensation Committee value the opinions of our stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the other related narrative disclosure.”

VOTE REQUIRED

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal II. Abstentions and broker non-votes will not impact the outcome of the vote on this proposal.

Our Board recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2016, and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the current fiscal year. Information concerning the fees paid to KPMG LLP is included in this proxy statement under the heading “Audit Information.” Representatives of KPMG LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Fifth Amended and Restated Bylaws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

VOTE REQUIRED

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal IV. Abstentions and broker non-votes will not impact the outcome of the vote on this proposal.

Our Board recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG LLP.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Stockholder proposals intended for consideration for inclusion in our proxy statement for the 2018 Annual Meeting must be forwarded in writing and received at our principal executive office at 1875 Explorer Street, Suite 800, Reston, Virginia 20190 no later than December 20, 2017, directed to the attention of our Vice President, General Counsel and Secretary. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2018 Annual Meeting, the stockholder must notify our Vice President, General Counsel and Secretary in the manner set forth above before March 10, 2018. With respect to proposals in this latter category, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2018 Annual Meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2018 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the SEC then in effect and Delaware law and our Fifth Amended and Restated Bylaws. Additional details regarding the process to be followed by stockholders wishing to make a proposal are included in the Company’s Fifth Amended and Restated Bylaws, which are available on the Investor Relations page of our website at www.nii.com.

IMPORTANT INFORMATION

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 1875 EXPLORER STREET, SUITE 800, RESTON, VIRGINIA 20190, ATTENTION: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-547-5209. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

NII HOLDINGS, INC.
1875 EXPLORER STREET, SUITE 800
RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following nominees:
1.	Election of Directors
	Nominees	For	Against	Abstain
1A	Kevin L. Beebe	☐	☐	☐
1B	James V. Continenza	☐	☐	☐
1C	Howard S. Hoffmann	☐	☐	☐
1D	Ricardo Knoepfelmacher	☐	☐	☐
1E	Christopher T. Rogers	☐	☐	☐
1F	Robert A. Schriesheim	☐	☐	☐
1G	Steven M. Shindler	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
2	Advisory Vote to approve Executive Compensation.	☐	☐	☐
3	Ratification of KPMG LLP as our Independent Registered Public Accounting Firm for fiscal year 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com

NII HOLDINGS, INC.
Annual Meeting of Stockholders
May 24, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Shana C. Smith and Daniel E. Freiman, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NII HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, EDT on May 24, 2017, at 1875 Explorer Street, Suite 800, Reston, VA 20190, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side